AGORA HOLDINGS INC. ANNOUNCES APPOINTMENT OF OLEKSANDR BONDARENKO
AS CHIEF OPERATING OFFICER

TORONTO, ON, January 9, 2019 -- via NEWMEDIAWIRE - Agora Holdings Inc. (OTC PINK: AGHI) (the "Company") today announced the December 2018 appointment of Mr. Oleksandr Bondarenko, 11.24% shareholder of the Company and 24.5% shareholder of the Company's controlled Hong Kong based subsidiary, eSilkroad Network Limited, as the Company's Chief Operating Officer.

Mr. Bondarenko will focus his attention on the integration of the Company's existing business operations with its newly acquired conceptual B2B platform that intends to make the interaction between businesses and non-profit organizations throughout the world faster, more effective, and less costly.

Mr. Bondarenko, age 38, graduated from the National Law Academy of Ukraine in 2002 with a jurisprudence diploma and thereafter obtained a degree in the Science of Law from the National University of State Tax Service of Ukraine in 2015. From 2002 to date Mr. Bondarenko has been self-employed and has focused on the development of concepts and rules of the International Commercial Arbitration Court in the Ukraine, including the rules of online disputes and protection of digital and intellectual property in the European Union, including blockchain technologies. From 2002 through 2014 Mr. Bondarenko focused his attention on research and development obtaining various patents in the Ukraine and Russia, as well as multiple international patents in the field of thermal decomposition of polyethylene and polypropylene waste.  From 2014 to date, Mr. Bondarenko has also participated as an investor and founder of several IT startups in the Ukraine including "TOR-Technology" for micronization, mechanical activation and mechanosynthesis materials for use with hard mineral deposits, extraction of precious metals and rare earth minerals. Mr. Bondarenko is the founder and benefactor of various charitable organizations including UWCF which provides for talented children, orphans and children with disabilities, providing active opportunities in the fields of arts, culture, education, science and physical development.  More recently in 2015 he has also returned to the field of law with his domestic and international law partnership, Lexliga, providing services in the Ukraine.

Agora's President, Ruben Yakubov, commented, "Mr. Bondarenko's prior technology development experience combined with his extensive knowledge of domestic and international legal issues focused on intellectual and digital property rights are invaluable assets as we move through the conceptual and testing phases of our B2B Social Networking platform, "eSilknet". A co-founder of our 51% controlled subsidiary, eSilkroad Network Limited, Mr. Bondarenko is a perfect choice to spearhead our congoing operational activities as we move to rapidly bring our B2B platform to market."

Concurrently, the Company and Mr. Bondarenko entered into a contract for services in relation to his provision of services as Chief Operating Officer.

Additionally, on December 28, 2018 the Company formally concluded its acquisition of its 51% interest in Hong Kong based eSilkroad Network Limited upon exchange of the final certifications and other required documents between the sellers and Agora Holdings, Inc.

About Agora Holdings Inc.
Agora Holdings Inc., together with its subsidiary Geegle Media and affiliates, is presently an entertainment and media enterprise. Agora Holdings Inc. brings together media and technology, driving innovation to enhance online entertainment in five business segments: media networks, TV, studio entertainment, consumer products and interactive media. Agora is seeking to expand its portfolio to include dynamic and interactive web-based networking platforms for global implementation.

About Esilkroad Network Limited and subsidiaries
Esilkroad Network Limited and its subsidiary, eSilkroad of Ukraine, is a conceptual B2B platform that intends to make the interaction between businesses and non-profit organizations throughout the world faster, more effective, and less costly. eSilknet, the web-based platform under development by eSilkroad Network Limited will allow users to search for and communicate with business partners, search for and post proposals for investment and opportunity in developing projects globally, place advertisements for products and services, communicate securely on trade and project development and attract professional services for specific project-based needs. The concept of eSilknet is in line with the original concept of the "silkroad", facilitating trade and commerce between countries, only a global scale. eSilkroad Network is currently negotiating the acquisition of complementary platform, "eSilktrade" which has been under development privately in Shanghai for several years. eSilkroad Network believes the combined expertise of its Ukraine based eSilkroad development team and the existing team at eSilktrade can integrate the live trade platform into its B2B site further enhancing value for its users. http://www.esilknet.com

Disclaimer -- Forward-Looking Statements
This press release contains "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended and such forward looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that could cause future results to differ materially from the forward-looking statements. You should consider these factors in evaluating the statements herein, and not rely on such statements. Forward-looking statements in this release are made as of the date hereof and Agora Holdings Inc. undertakes no obligation to update such statements.

Agora Holdings Inc.
info@agoraholdingsinc.com
Tel: 1.844.625.8896